American Skandia Trust
For the period ended 12/31/06
File number 811-5186
SUB-ITEM 77D
                          AMERICAN SKANDIA TRUST

   Supplement dated August 25, 2006 to the Prospectus dated May 1, 2006

This supplement sets forth certain changes to the Prospectus of American Skandia Trust (the Trust) dated May 1, 2006 with respect to the indicated Portfolios of the Trust. The Portfolios discussed in this supplement may not be available under your variable contract. For more information about the Portfolios available under your contract, please refer to your contract prospectus. The following should be read in conjunction with the Trust's Prospectus and should be retained for future reference.

I. Market Capitalization Definition Changes

Effective on or about August 25, 2006, the market capitalization definitions utilized by certain of the Trust's Portfolios in connection with their investment policies will change. We use the market capitalization ranges for the relevant index as of the time of a security's purchase. The changes are specifically set out in the following table:

PORTFOLIO NAME        CURRENT DEFINITION         NEW DEFINITION

AST Goldman      The Portfolio generally        The Portfolio
Sachs Small      defines small capitalization   generally defines small
Cap Value        companies as stocks of         capitalization companies
                 companies with a               as stocks of companies with
                 capitalization of $4           market capitalizations
                 billion or less.               that are within the market
                                                capitalization range of the
                                                Russell 2000 Value Index.

AST Small-Cap    For purposes of the Portfolio  The Portfolio
Value            small capitalization           generally defines small
                 companies are generally those  capitalization companies
                 that have market               as stocks of companies
                 capitalizations, at the time   with market
                 of purchase, not exceeding     capitalizations that
                 the greater of: (i) $3         are within the market
                 billion or (ii) the largest    capitalization range of
                 capitalized company included   the Russell 2000 Value
                 in the Russell 2000 Index      Index.
                 during the previous 12 months
                 based on month-end data.

AST Marsico      Large companies are defined    The Portfolio generally
Capital Growth   as those which typically have  defines large
                 market capitalizations in      capitalization companies
                 the range of $4 billion or     as stocks of companies
                 more.                          with market capitalizations
                                                within the market
                                                capitalization range of the
                                                Russell 1000 Growth Index.

AST Large-Cap    For purposes of the            The Portfolio generally
Value            Portfolio, large               defines large
                 capitalization companies are   capitalization companies as
                 generally those that have      stocks of companies with
                 market capitalizations, at     market capitalizations
                 the time of purchase, within   within the market
                 the range of companies         capitalization range of the
                 included in the Russell 1000   Russell 1000 Value Index.
                 Index during the previous 12
                 months based on month-end data.

II. Benchmark Index Changes

AST Mid-Cap Value Portfolio. Effective on or about August 25, 2006, the Russell Mid-Cap Value Index replaces the Russell 3000 Value Index as a benchmark index. To reflect the change, the table of average annual total returns appearing in the section of the Prospectus entitled "Past Performance" is hereby replaced with the following:

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AST Mid-Cap Value Portfolio

Average Annual Returns
 For periods ended 12/31/05


                   Portfolio   Index  :      Index :    Prior Index :
                               Standard &    Russell    Russell
                               Poor's 500    Mid-Cap    3000 Value
                               Index         Value      Index
                                             Index
1 year             5.43%       4.91%         12.65%     6.85%
5 year             5.08%       0.54%         12.21%     5.86%
Since inception
 (10/23/00)        5.07%      -0.96%         14.42%     5.99%

AST T. Rowe Price Natural Resources Portfolio. Effective on or about August 25, 2006, the Lipper Natural Resources Fund Index is added as a supplemental benchmark index. To reflect the change, the table of average annual total returns appearing in the section of the Prospectus entitled "Past Performance" is hereby replaced with the following:

      AST T. Rowe Price Natural Resources Portfolio

      Average Annual Returns
      For periods ended 12/31/05

                   Portfolio   Index  :         New Index  :
                               Standard &       Lipper Natural
                               Poor's 500       Resources Fund
                               Index            Index
1 year             31.40%      4.91%            46.37%
5 year             16.97%      0.54%            15.18%
10 year            15.54%      9.07%            14.80%

III. Subadvisor: AST High Yield Portfolio

Goldman Sachs Asset Management, L.P. (GSAM) is no longer a subadvisor to the AST High Yield Portfolio. All references and information pertaining to GSAM are hereby deleted.

IV. Subadvisor: AST Small-Cap Value Portfolio

Salomon Brothers Asset Management, Inc. (SaBAM) serves as a subadvisor to the AST Small-Cap Value Portfolio. Pursuant to a corporate reorganization by SaBAM's parent company, the rights and obligations of Sa BAM under the subadvisory agreement between SaBAM and Prudential Investments LLC and American Skandia Investment Services, Inc. have been transferred to CAM North America LLC, which is an investment advisor affiliated with SaBAM's parent company. There will be no change in investment subadvisory services or portfolio managers as a result of the transfer of the agreement.

To reflect this change, all references and information pertaining to SaBAM are hereby deleted and replaced by references to CAM North
America LLC.

V. New Portfolio Name & New Subadvisor: AST LSV International Value
Portfolio

The name of the Portfolio will change on or about November 13, 2006 to AST International Value Portfolio. Effective on or about November 13, 2006, all references to AST LSV International Value Portfolio are replaced by references to AST International Value Portfolio.

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Effective on or about November 17, 2006, Thornburg Investment
Management, Inc. ("Thornburg") will join LSV Asset Management ("LSV") as a sub-advisor to the AST International Value Portfolio.

To reflect the addition of Thornburg as a subadvisor, the indicated sections of the Prospectus are revised effective on or about November 17, 2006:

The section of the Prospectus entitled "Risk/Return Summary-Principal Investment Strategies" is hereby amended by deleting the discussion pertaining to the AST International Value Portfolio and substituting the following:
      The AST International Value Portfolio will invest, under normal circumstances, at least 80% of the value of its assets in equity securities. The Portfolio pursues its investment objective by primarily investing in the equity securities of foreign companies that are represented in the MSCI EAFE Index. The MSCI EAFE Index tracks stocks in
Australia, Austria, Belgium, Denmark, Finland, France,
Germany, Hong Kong, Ireland, Italy, Japan, the Netherlands,
New Zealand, Portugal, Singapore, Spain, Sweden,
Switzerland and the United Kingdom. The Portfolio is co-managed by LSV Asset Management (LSV) and Thornburg
Investment Management, Inc. (Thornburg).
      LSV uses proprietary quantitative investment models to manage the Portfolio in a bottom-up security selection approach combined with overall portfolio risk management.
The primary components of the investment models are: 1) indicators of fundamental undervaluation, such as high dividend yield, low price-to-cash flow ratio or low price-to-earnings ratio, 2) indicators of past negative market sentiment, such as poor past stock price performance, 3) indicators of recent momentum, such as high recent stock price performance, and 4) control of incremental risk relative to the benchmark index. All such indicators are measured relative to the overall universe of non-U.S., developed market equities. This investment strategy can be described as a "contrarian value" approach. The objective of the strategy is to outperform the unhedged U.S. Dollar total return (net of foreign dividend withholding taxes) of the MSCI EAFE Index.
      Thornburg selects securities on a bottom-up basis using traditional fundamental securities analysis. The principal focus is on "basic" value stocks. The portfolio may include stocks that in Thornburg's opinion provide value in a broader or different context. The relative proportions of these different types of securities will vary over time.

The section of the Prospectus entitled "Investment Objectives and
Policies" is hereby amended by deleting the discussion pertaining to the AST International Value Portfolio and substituting the following:
AST INTERNATIONAL VALUE PORTFOLIO:
Investment Objective:   The investment objective of the
Portfolio is to seek capital growth.
Principal Investment Policies and Risks:
      The Portfolio will have a non-fundamental policy to invest, under normal circumstances, at least 80% of the value of its assets in equity securities. The 80% requirement applies at the time the Portfolio invests its assets. Equity securities include common stocks, securities convertible into common stocks and securities having common characteristics or other derivative instruments whose value is based on common stocks such as rights, warrants or options to purchase common stock, preferred stock, convertible preferred stock, convertible bonds, convertible debentures, convertible notes, depository receipts, futures contracts and swaps.


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      The Portfolio pursues its investment objective, under
normal market conditions, by investing primarily in issuers located in developed countries outside the United States that are represented in the MSCI EAFE Index. The MSCI EAFE Index tracks stocks in Australia, Austria, Belgium,
Denmark, Finland, France, Germany, Hong Kong, Ireland, Italy, Japan, the Netherlands, New Zealand, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

      LSV uses proprietary quantitative investment models to manage the Portfolio in a bottom-up security selection approach combined with overall portfolio risk management. The primary components of the investment models are: 1) indicators of fundamental undervaluation, such as high dividend yield, low price-to-cash flow ratio or low price-to-earnings ratio, 2) indicators of past negative market sentiment, such as poor past stock price performance, 3) indicators of recent momentum, such as high recent stock price performance, and 4) control of incremental risk relative to the benchmark index. All such indicators are measured relative to the overall universe of non-U.S., developed market equities. This investment strategy can be described as a "contrarian value" approach. The objective of the strategy is to outperform the unhedged U.S. Dollar total return (net of foreign dividend withholding taxes) of the MSCI EAFE Index.
      The Portfolio may invest in equity securities from any of the countries comprising the MSCI EAFE Index. The Portfolio will typically hold at least 100 stocks and the Sub-advisor will generally align the Portfolio's country weightings with those of the MSCI EAFE Index. LSV intends to keep its portion of the Portfolio's assets as fully invested in non-U.S. equities as practicable at all times, except as needed to accommodate the Portfolio's liquidity needs.

       Thornburg uses individual company and industry analysis to make investment decisions. The principal focus is on traditional or "basic" value stocks. The portfolio may include stocks that in Thornburg's opinion provide value in a broader or different context. The relative proportions of these different types of securities will vary over time. Stocks are grouped into three categories:
Basic Value, Consistent Earners, and Emerging Franchises.

..               Basic Value stocks are financially sound
companies with well-established businesses that are selling
at low valuations relative to the company's net assets or
potential earning power.
..               Consistent Earners are companies with
steady earnings and dividend growth that are selling at
attractive valuations and are priced below historical
norms.
..               Emerging Franchises are value-priced
companies in the process of establishing a leading position in a product, service, or market that is expected to grow at an above average rate.

Generally, the majority of the portfolio will be invested in Basic Value and Consistent Earners. Debt securities are considered for investment when Thornburg believes them to be more attractive than equity alternatives.

       Among specific factors considered in identifying undervalued securities for inclusion in the portfolio are:
price/earnings ratio, price to book value, price/cash flow ratio, debt/capital ratio, dividend yield, dividend history, security and consistency of revenue stream, undervalued assets, relative earnings growth potential, industry growth potential, industry leadership, dividend growth potential, franchise value and potential for favorable developments.
      Like all equity securities, the market values of securities held by the Portfolio can fluctuate significantly, reflecting the business performance of the issuing company, investor perception or general economic or financial market movements. As a fund that

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invests primarily in the securities of foreign issuers, the risk and degree of share price fluctuation of the Portfolio may be greater than a fund investing primarily in domestic securities.
      Investments in foreign securities involve different risks that U.S. investments, including fluctuations in currency exchange rates, unstable political and economic structures, reduced availability of public information, and lack of uniform financial reporting and regulatory practices such as those that apply to U.S. issuers. Foreign investments of the Portfolio may include securities issued by companies locating in developing countries. Developing countries are subject to more economic, political and business risk than major industrialized nations, and the securities they issue are expected to be more volatile and more uncertain as to payment of interest and principal.
      The Portfolio is co-managed by LSV and Thornburg. LSV is responsible for managing approximately 60% of the Portfolio, and Thornburg is responsible for managing approximately 40% of the Portfolio.
      For an additional discussion of the risks involved in foreign securities, see this Prospectus under "Certain Risk Factors and Investment Methods."
Other Investments:
      Options, Financial Futures and Other Derivatives.
The Portfolio may deal in options on securities and securities indices, which options may be listed for trading on a national securities exchange or traded over-the-counter. Options transactions may be used to pursue the Portfolio's investment objective and also to hedge against currency and market risks, but are not intended for speculation. The Portfolio may engage in financial futures transactions on commodities exchanges or boards of trade in an attempt to hedge against market risks.
      In addition to options and financial futures, the Portfolio may invest in a broad array of other "derivative" instruments, including forward currency transactions and swaps in an effort to manage investment risk, to increase or decrease exposure to an asset class or benchmark (as a hedge or to enhance return), or to create an investment position indirectly. The types of derivatives and techniques used by the Portfolio may change over time as
new derivatives and strategies are developed or as
regulatory changes occur.
      Certain additional information about the other investments that the Portfolio may make and their risks is included below under "Certain Risk Factors and Investment Methods."
      Temporary Investments.    Up to 100% of the assets of
the Portfolio may be invested temporarily in cash or cash equivalents in response to extraordinary adverse political, economic or stock market events. Temporary investments may include U.S. or foreign government obligations, commercial paper, bank obligations, and repurchase agreements. While the Portfolio is in a defensive position, the opportunity to achieve its investment objective of capital growth will be limited.

The section of the Prospectus entitled "Management of the Trust-
Investment Managers and Portfolio Managers--Sub-advisors" is amended by deleting the information pertaining to LSV and substituting the following:

      LSV Asset Management ("LSV"), 1 North Wacker Drive,
Suite 4000, Chicago, Illinois 60606, serves as the Sub-advisor for a portion of the AST International Value
Portfolio and for a portion of the AST Advanced Strategies
Portfolio . Formed in 1994, LSV is a quantitative value equity manager providing active asset management for institutional clients through the application of proprietary

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models. As of December 31, 2005, LSV had approximately
$51.8 billion in assets under management.
      The portfolio managers responsible for the day-to-day management of the LSV portion of the AST International
Value Portfolio and for the applicable portion of the Advanced Strategies Portfolio are Josef Lakonishok, Robert
Vishny, Menno Vermeulen, CFA, and Puneet Mansharamani, CFA.
Mr. Lakonishok has served as CEO, Partner and Portfolio
Manager for LSV since its founding in 1994. He has more than 25 years of investment and research experience. In addition to his duties at LSV, Mr. Lakonishok serves as the William G. Karnes Professor of Finance at the University of
Illinois at Urbana-Champaign. Mr. Vishny has served as a Partner and Portfolio Manager of LSV since its founding in 1994. He has more than 18 years of investment and research experience. Mr. Vermeulen has served as a Portfolio Manager and Senior Quantitative Analyst of LSV since 1995 and a Partner since 1998. He has more than 13 years of investment experience. Prior to joining LSV, Mr. Vermeulen served as a portfolio manager for ABP Investments. Mr. Mansharamani,
CFA is a Partner and Portfolio Manager of LSV. Mr.
Mansharamani has previously served as a Quantitative
Analyst of LSV since 2000. He has more than 7 years of investment experience. Prior to joining LSV, Mr.
Mansharamani was an Analyst at Institutional Trust National
City Corporation and a Systems Consultant for Maximations,
Inc.

The section of the Prospectus entitled "Management of the Trust-
Investment Managers and Portfolio Managers-Sub-advisors" is amended by adding the following information pertaining to Thornburg:
      Thornburg Investment Management, Inc. ("Thornburg"),
119 East Marcy Street, Santa Fe, New Mexico 87501, serves as the Sub-advisor for a portion of the AST International
Value Portfolio . Thornburg is an independent, employee-owned investment management firm. The firm was founded in 1982 and began providing investment management services to clients in 1984. Thornburg uses a fundamental, bottom-up approach to investing which centers on the intrinsic value of each investment. Thornburg advises the Thornburg family of mutual funds and manages separate portfolios for select individuals and institutions. As of March 31, 2006, Thornburg had approximately $22.5 billion in assets under management.
       The portfolio managers responsible for the day-to-day management of the Thornburg portion of the AST
International Value Portfolio are William V. Fries, CFA, a
Managing Director of Thornburg, Wendy Trevisani, also a
Managing Director of Thornburg, and Lei Wang , CFA , a
Managing Director of Thornburg, who serve as co-portfolio managers.
      Mr. Fries serves as the lead portfolio manager for the portion of the Portfolio advised by Thornburg. Before joining Thornburg in May 1995, Mr. Fries managed equity mutual funds for 16 years with another mutual fund management company.
      Before joining Thornburg in March 1999, Ms. Trevisani served as an institutional sales representative for Salomon
Smith Barney in both New York City and London.
Ms. Trevisani holds an MBA degree with a concentration in Finance from Columbia University, and a BA in International
Relations from Bucknell University.
      Lei Wang joined Thornburg Investment Management in
2004 as an Associate Portfolio Manager. Prior to joining
Thornburg, Mr. Wang served as a research analyst at Enso
Capital Management LLC in New York City. He has also worked as a Financial Associate at Deutsche Bank in both London and New York City. Previously, Mr. Wang was an Analyst with
The People's Bank of China (China's central bank) in
Shanghai, China. He completed his BA and MA at East China
Normal University and received his MBA in Finance from New
York University. He has earned the right to

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use the CFA designation and is a member of the CFA
Institute and Security Analyst Society of New York

VI. New Portfolio Name & New Subadvisor: AST William Blair
International Growth Portfolio

The name of the Portfolio will change on or about November 13, 2006 to AST International Growth Portfolio. Effective on or about November 13, 2006, all references to AST William Blair International Growth Portfolio are replaced by references to AST International Growth Portfolio.

Effective on or about November 17, 2006, Marsico Capital
Management LLC ("Marsico") will join William Blair & Company,
LLC ("William Blair") as a sub-advisor to the AST International
Growth Portfolio.

To reflect the addition of Marsico as a subadvisor, the indicated sections of the Prospectus are revised effective on or about November 17, 2006:

The section of the Prospectus entitled "Risk/Return Summary-Principal Investment Strategies" is hereby revised by deleting the discussion pertaining to the AST International Growth Portfolio and substituting the following:

   The AST International Growth Portfolio will invest, under normal circumstances, at least 80% of the value of its assets in securities of issuers that are economically tied to countries other than the United States. Equity securities include common stocks, preferred stocks, warrants and securities convertible into or exchangeable for common or preferred stocks. The Portfolio has the flexibility to invest on a worldwide basis in companies and organizations of any size, regardless of country of organization or place of principal business activity. The Portfolio normally invests primarily in securities of issuers from at least five different countries, excluding the United States. Although the Portfolio intends to invest at least 80% of its assets in the securities of issuers located outside the United States, it may at times invest in U.S. issuers and it may at times invest all of its assets in fewer than five countries or even a single country.

   The Portfolio invests primarily in companies selected for their growth potential. The Sub-advisors generally take a "bottom up" approach to choosing investments for the Portfolio. In other words, the Sub-advisors seek to identify individual companies with earnings growth potential that may not be recognized by the market at large, regardless of where the companies are organized or where they primarily conduct business. Although themes may emerge in the Portfolio, securities are generally selected without regard to any defined allocation among countries, geographic regions or industry sectors, or other similar selection procedure.

   The Portfolio looks primarily for stocks of companies whose earnings are growing at a faster rate than other companies or which offer attractive growth potential. These companies typically have characteristics such as above average growth in earnings and cash flow, improving profitability, strong balance sheets, management strength and strong market share for its products. The Portfolio also tries to buy such stocks at attractive prices in relation to their growth prospects. While we make every effort to achieve our objective, we can't guarantee success and it is possible that you could lose money.

The section of the Prospectus entitled "Investment Objectives and Policies-AST International Growth Portfolio" is hereby revised by deleting the discussion pertaining to AST International Growth
Portfolio and substituting the following:


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Investment Objective:   The investment objective of the
Portfolio is to seek long-term growth of capital.

Principal Investment Policies and Risks:

   The Portfolio will have a non-fundamental policy to invest, under normal circumstances, at least 80% of the value of its assets in securities of issuers that are economically tied to countries other than the United States. The 80% investment requirement applies at the time the Portfolio invests its assets.

   The Portfolio pursues its objective primarily through investments in equity securities of issuers located outside the United States. Equity securities include common stocks, preferred stocks, warrants and securities convertible into or exchangeable for common or preferred stocks. The Portfolio has the flexibility to invest on a worldwide basis in companies and organizations of any size, regardless of country of organization or place of principal business activity.

   Under normal circumstances, the Portfolio primarily invests in securities of issuers from at least five different countries, excluding the United States. Although the Portfolio intends to invest substantially all of its assets in issuers located outside the United States, it may at times invest in U.S. issuers and it may at times invest all of its assets in fewer than five countries or even a single country.

   The Portfolio invests primarily in companies selected for their growth potential. William Blair generally takes a "bottom up" approach to choosing investments for the Portfolio. In other words, William Blair seeks to identify individual companies with earnings growth potential that may not be recognized by the market at large, regardless of where the companies are organized or where they primarily conduct business. Although themes may emerge in the Portfolio, securities are generally selected without regard to any defined allocation among countries, geographic regions or industry sectors, or other similar selection procedure. Current income is not a significant factor in choosing investments, and any income realized by the Portfolio will be incidental to its objective.

    In selecting investments for the portfolio, Marsico uses an approach that combines "top-down" macro-economic analysis with "bottom-up" stock selection. The "top-down" approach may take into consideration macro-economic factors such as, without limitation, interest rates, inflation, demographics, the regulatory environment, and the global competitive landscape. In addition, Marsico may also examine other factors that may include, without limitation, the most attractive global investment opportunities, industry consolidation, and the sustainability of financial trends observed. As a result of the "top-down" analysis, Marsico seeks to identify sectors, industries and companies that may benefit from the overall trends Marsico has observed.

    Marsico then looks for individual companies or securities with earnings growth potential that may not be recognized by the market at large. In determining whether a particular company or security may be a suitable investment, Marsico may focus on any of a number of different attributes that may include, without limitation, the company's specific market expertise or dominance; its franchise durability and pricing power; solid fundamentals (e.g., a strong balance sheet, improving returns on equity, the ability to generate free cash flow, apparent use of conservative accounting standards, and transparent financial disclosure); strong and ethical management; commitment to shareholder interests; reasonable valuations in the context of projected growth rates; and other indications that a company or security may be an attractive investment prospect. This process is called "bottom-up" stock selection.

   As with any fund investing primarily in equity securities, the fundamental risk associated with the Portfolio is the risk that the value of the equity securities it holds might decrease. Stock values may fluctuate in response to the activities of an individual company or in response to general market and/or economic conditions. As a fund that invests

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primarily in the securities of foreign issuers, the risk
associated with the Portfolio may be greater than a fund investing primarily in domestic securities. For a further discussion of the risks involved in investing in foreign securities, see this Prospectus under "Certain Risk Factors and Investment Methods." In addition, the Portfolio may invest to some degree in smaller or newer issuers, which are more likely to realize substantial growth as well as suffer significant losses than larger or more established issuers.
   The Portfolio generally intends to purchase securities for long-term investment rather than short-term gains. However, short-term transactions may occur as the result of liquidity needs, securities having reached a desired price or yield, anticipated changes in interest rates or the credit standing of an issuer, or by reason of economic or other developments not foreseen at the time the investment was made. To a limited extent, the Portfolio may purchase securities in anticipation of relatively short-term price gains. The Portfolio may also sell one security and simultaneously purchase the same or a comparable security to take advantage of short-term differentials in bond yields or securities prices.
Special Situations.    The Portfolio may invest in "special
situations" from time to time. A special situation arises when, in the opinion of a Sub-advisor, the securities of a particular issuer will be recognized and increase in value due to a specific development with respect to that issuer. Developments creating a special situation might include a new product or process, a technological breakthrough, a management change or other extraordinary corporate event, or differences in market supply of and demand for the security. Investment in special situations may carry an additional risk of loss in the event that the anticipated development does not occur or does not attract the expected attention.
Other Investments:
The Portfolio may invest to a lesser degree in debt securities, including bonds rated below investment grade ("junk" bonds), mortgage and asset-backed securities and zero coupon, pay-in-kind and step coupon securities (securities that do not, or may not under certain circumstances, make regular interest payments).
The Portfolio may make short sales "against the box." In addition, the Portfolio may invest in the following types of securities and engage in the following investment techniques:
Futures, Options and Other Derivative Instruments.    The
Portfolio may enter into futures contracts on securities, financial indices and foreign currencies and options on such contracts and may invest in options on securities, financial indices and foreign currencies, forward contracts and interest rate swaps and swap-related products (collectively "derivative instruments"). The Portfolio intends to use most derivative instruments primarily to hedge the value of its portfolio against potential adverse movements in securities prices, foreign currency markets or interest rates. To a limited extent, the Portfolio may also use derivative instruments for non-hedging purposes such as seeking to increase income. The Portfolio may also use a variety of currency hedging techniques, including forward currency contracts, to manage exchange rate risk with respect to investments exposed to foreign currency fluctuations.
Index/Structured Securities.    The Portfolio may invest in
indexed/structured securities, which typically are short-to intermediate-term debt securities whose value at maturity or interest rate is linked to currencies, interest rates, equity securities, indices, commodity prices or other financial indicators. Such securities may offer growth potential because of anticipated changes in interest rates, credit standing, currency relationships or other factors
For more information on the types of securities and instruments in which the Portfolio may invest and their risks, see this Prospectus under "Certain Risk Factors and Investment Methods."
Temporary Investments.    When a Sub-advisor believes that
market conditions are not favorable for profitable investing or when the Sub-advisor is otherwise unable to locate favorable investment opportunities, the Portfolio's investments may be hedged to a greater

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degree and/or its cash or similar investments may increase. In other words, the Portfolio does not always stay fully invested in stocks and bonds. The Portfolio's cash and similar investments may include high-grade commercial paper, certificates of deposit, repurchase agreements and money market funds managed by the Sub-advisor. While the Portfolio is in a defensive position, the opportunity to achieve its investment objective of long-term growth of capital will be limited.

This Portfolio is co-managed by William Blair and Marsico. William Blair is responsible for managing approximately 90% of the Portfolio, and Marsico is responsible for managing approximately 10% of the Portfolio.

The section of the Prospectus entitled "Management of the Trust-
Investment Managers and Portfolio Managers--Sub-advisors" is amended by deleting the information pertaining to William Blair and substituting the following:

      William Blair   & Company, L.L.C. ("William Blair") ,
located at 222 West Adams Street, Chicago, Illinois 60606, serves as Sub-advisor to a portion of the AST International
Growth Portfolio and for a portion of the AST Advanced
Strategies Portfolio . Since its founding in 1935, the firm has been dedicated to researching, financing and investing in high quality growth companies through four primary divisions: investment banking, sales and trading, asset management and private capital. As of December 31, 2005, William Blair managed approximately $33.6 billion in assets.
      W. George Greig is responsible for the day-to-day management of the William Blair portion of the AST
International Growth Portfolio and for the portion of the AST Advanced Strategies Portfolio sub-advised by William
Blair. Mr. Greig, a principal of William Blair, has headed the firm's international investment management team since
1996. He serves as the Portfolio Manager for the William
Blair International Growth Fund as well as leading the Portfolio Team on separately managed portfolios. Before joining William Blair, he headed international equities for PNC Bank in Philadelphia from 1995 to 1996 and previously served as Investment Director with London-based Framlington
Group PLC as well as managing global and emerging markets funds there. He has over twenty-five years of experience in domestic and international investment research and portfolio management. Education: B.S., Massachusetts
Institute of Technology; M.B.A., Wharton School of the
University of Pennsylvania.

The section of the Prospectus entitled "Management of the Trust-
Investment Managers and Portfolio Managers-Sub-advisors" is amended by deleting the information pertaining to Marsico and substituting the following:

      Marsico Capital Management, LLC ("MCM"), located at
1200 17th Street, Suite 1600, Denver, CO 80202, serves as
Sub-advisor to the AST Marsico Capital Growth Portfolio and to portions of the AST Advanced Strategies Portfolio and the AST International Growth Portfolio . MCM was organized in September 1997 as a registered investment adviser and became a wholly-owned indirect subsidiary of Bank of America Corporation in January 2001. MCM provides investment management services to other mutual funds and private accounts and, as of December 31, 2005, had approximately $63 billion under management. Thomas F.
Marsico is the founder and Chief Executive Officer of MCM.

     James G. Gendelman is the portfolio manager for the segment of the Portfolio managed by MCM. Prior to joining
MCM in May of 2000, Mr. Gendelman spent thirteen years as a Vice President of International Sales for Goldman, Sachs &
Co. He holds a bachelor's degree in Accounting from Michigan State University and an MBA in Finance from the University of Chicago. Mr. Gendelman was a certified public accountant for Ernst & Young from 1983 to 1985.


ASTSUP1




VII. New Portfolio Managers: AST Asset Allocation Portfolios

Effective on or about September 15, 2006, Ted Lockwood and Michael A. Lenarcic, Ph.D. are portfolio managers for the following Portfolios:

AST Global Allocation Portfolio
AST Aggressive Asset Allocation Portfolio
AST Capital Growth Asset Allocation Portfolio
AST Balanced Asset Allocation Portfolio
AST Conservative Asset Allocation Portfolio
AST Preservation Asset Allocation Portfolio

   To reflect this change, the section of the Prospectus entitled "Management of the Trust-Investment Managers and Portfolio Managers-Sub-advisors" is hereby supplemented on or about September 15, 2006 by deleting the discussion pertaining to Prudential Investments LLC and substituting the following:

       Prudential Investments LLC ("PI") directly manages the assets of the AST Global Allocation Portfolio (the
"Global Allocation Portfolio "), the AST Aggressive Asset
Allocation Portfolio, the AST Capital Growth Asset
Allocation Portfolio , the AST Balanced Asset Allocation
Portfolio , the AST Conservative Asset Allocation Portfolio and the AST Preservation Asset Allocation Portfolio
(collectively, the "Dynamic Asset Allocation Portfolios" ) and a portion of the assets of the AST Advanced Strategies
Portfolio . PI is located at 100 Mulberry Street, Gateway
Center Three, Newark, NJ 07102. The portfolios are managed by PI's Strategic Investment Research Group ("SIRG"). As of
December 31, 2005, PI had approximately $94.9 billion in assets under management.

      Christopher D. Piros is primarily responsible for the day-to-day management of the AST Advanced Strategies
Portfolio. His background is discussed below.

      PI uses a team to manage the Global Allocation
Portfolio and each of the Dynamic Asset Allocation
Portfolios (the "Portfolios"). The portfolio managers of the Asset Allocation Team with overall responsibility for determining the asset allocation strategy of the Portfolios are listed below.

      Christopher D. Piros, Ph.D., CFA, a member of the
Asset Allocation Team, has overall responsibility for the management of the Portfolios. Dr. Piros also directs SIRG's capital market, investment strategy, and economic research.
Prior to joining Prudential, he was a Senior Vice President and Portfolio Manager with MFS Investment Management (1989-
2000) and an Executive-in-Residence at the Boston
University School of Management (2001-2002). He has also served on the finance faculty of Duke University's Fuqua
School of Business. He is a graduate of Northwestern
University and holds a Ph.D. in Economics from Harvard
University.

      Michael Lenarcic, PhD, is a member of the Asset
Allocation Team. In addition to serving as a portfolio manager for the Portfolios, Dr. Lenarcic is a Managing
Director of Quantitative Management Associates LLC (QMA).
Previously, he was a vice president at Wilshire Associates, a leading pension consulting firm, where he was head of the Asset Allocation Division. Earlier, Dr. Lenarcic was an assistant professor at Northeastern University where he taught Finance and Economics. He earned a BA in Business
Administration from Kent State University, and holds an AM and PhD in Business Economics from Harvard University.

      Ted Lockwood is a member of the Asset Allocation Team.
In addition to serving as a portfolio manager for the Portfolios, Ted is a Managing Director of QMA.

ASTSUP1



Previously, Ted was with AT&T and a member of the technical staff at AT&T Bell Laboratories. Ted graduated summa cum laude with a BE in Engineering from Stony Brook University and received an MS in Engineering and an MBA in Finance from Columbia University.

      James G. Russell, CIMA, CFA, is head of the Investment Research Team. In addition to serving as a portfolio manager for the Portfolios, Mr. Russell has overall responsibility for PI's investment research efforts. Prior to joining Prudential Investments in 2000, Mr. Russell managed the asset management and asset allocation businesses at Diversified Investment Advisors, a $60 billion institutional asset management firm, and managed a division of Evaluation Associates Incorporated, a national investment management consulting organization. He is a graduate of Colgate University.

The SAI provides additional information about each portfolio manager's compensation, other accounts that each portfolio manager manages, and each portfolio manager's ownership of Trust securities.

VIII. Fees and Expenses of the Portfolios

The section of the Prospectus entitled "Fees And Expenses Of The
Portfolios" is hereby revised by deleting footnote (3) to the table titled "Annual Fund Operating Expenses" and substituting new footnote (3) as set forth below:


(3)Effective as of July 1, 2006, Prudential Investments LLC and
American Skandia Investment
Services, Inc. have voluntarily agreed to waive a portion of their management fee and/or limit expenses
(expressed as a percentage of average daily net assets) for certain Portfolios of the Fund, as set forth in the table below. These arrangements may be discontinued or otherwise modified at any time.

PORTFOLIO                                 FEE WAIVER AND/OR EXPENSE
                                          LIMITATION

AST AllianceBernstein Core Value          Limit Portfolio expenses to 1.25%
AST AllianceBernstein Growth & Income     Limit Portfolio expenses to 1.25%
AST AllianceBernstein Managed Index 500   Limit Portfolio expenses to 0.80%
AST American Century Income & Growth      Limit Portfolio expenses to. 1.25%
AST American Century Strategic Balanced   Limit Portfolio expenses to. 1.25%
AST Cohen & Steers Realty                 Limit Portfolio expenses to 1.45%
AST DeAM Large-Cap Value                  Limit Portfolio expenses to 1.25%
AST DeAM Small-Cap Value                  Limit Portfolio expenses to 1.14%
AST DeAM Small-Cap Growth                 Limit Portfolio expenses to 1.35%
AST Federated Aggressive Growth           Limit Portfolio expenses to 1.35%
AST Global Allocation                     Limit Portfolio expenses to 0.35%
AST Goldman Sachs Concentrated Growth     Limit Portfolio expenses to 0.86%
AST Goldman Sachs Mid-Cap Growth          Limit Portfolio expenses to 1.12%
AST Goldman Sachs Small-Cap Value         Limit Portfolio expenses to 1.35%
AST High Yield                            Limit Portfolio expenses to 0.88%
AST JPMorgan International Equity         Limit Portfolio expenses to 1.01%
AST LSV International Value               Limit Portfolio expenses to 1.50%
AST Large-Cap Value                       Limit Portfolio expenses to 1.20%
AST Lord-Abbett Bond Debenture            Limit Portfolio expenses to 0.88%
AST MFS Global Equity                     Limit Portfolio expenses to 1.18%
AST MFS Growth                            Limit Portfolio expenses to 1.35%
AST Marsico Capital Growth                Limit Portfolio expenses to 1.35%
AST Mid-Cap Value                         Limit Portfolio expenses to 1.45%
AST Money Market                          Limit Portfolio expenses to 0.56%
AST Neuberger Berman Mid-Cap Growth       Limit Portfolio expenses to 1.25%
AST Neuberger Berman Mid-Cap Value        Limit Portfolio expenses to 1.25%
AST PIMCO Total Return Bond               Contractually limit Portfolio
                                          expenses to 1.05%
AST PIMCO Limited Maturity Bond           Limit Portfolio expenses to 1.05%
AST Small-Cap Growth                      Limit Portfolio expenses to 1.07%
AST Small-Cap Value                       Limit Portfolio expenses to 1.30%
AST T. Rowe Price Asset Allocation        Limit Portfolio expenses to 1.25%
AST T. Rowe Price Global Bond             Limit Portfolio expenses to 1.75%
AST T. Rowe Price Large-Cap Growth        Limit Portfolio expenses to 1.45%
AST T. Rowe Price Natural Resources       Limit Portfolio expenses to 1.35%
AST William Blair International Growth    Limit Portfolio expenses to 1.75%
AST Aggressive Asset Allocation Portfolio Limit Portfolio expenses to 0.20%
AST Capital Growth Asset Allocation       Limit Portfolio expenses to 0.20%
Portfolio
AST Balanced Asset Allocation Portfolio   Limit Portfolio expenses to 0.20%
AST Conservative Asset Allocation         Limit Portfolio expenses to 0.20%
Portfolio
AST Preservation Asset Allocation         Limit Portfolio expenses to 0.20%
Portfolio